Exhibit 99.1

Company Contact:
Kevin Scull
Wayside Technology Group, Inc.
Vice President and Chief Accounting Officer
(732) 389-0932
kevin.scull@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. REPORTS 2011 FOURTH QUARTER RESULTS AND DECLARES QUARTERLY DIVIDEND

-         4th quarter revenue: $74.2 million, up 14% year-over-year

-         2011 revenue: $250.2 million, up 21% year-over-year

-         4th quarter income from operations $3.1 million, up 29% year-over-year

-         2011 income from operations: $8.6 million, up 27% year-over-year

-         2011 diluted earnings per share: $ 1.20 per share, up 22% year-over-year

-         $.16 quarterly dividend declared

SHREWSBURY, NJ, February 2, 2012 — Wayside Technology Group, Inc. (NASDAQ: WSTG) today reported financial results for the fourth quarter ended December 31, 2011. The results will be discussed in a conference call to be held on Friday, February 3, 2012 at 10:00 AM Eastern time. The dial-in telephone number is (866) 804-3547 and the pass code is “WSTG”.

This conference call will be available via live webcast — in listen-mode only — at www.earnings.com. A replay will also be available on the company’s website at www.waysidetechnology.com.

Cash and marketable securities amounted to $14.6 million, representing 50% of equity as of December 31, 2011.

Net sales for the fourth quarter of 2011 increased 14% or $9.3 million to $74.2 million compared to $64.9 million for the same period in 2010. Total sales for the fourth quarter of 2011 for our Lifeboat segment were $55.1 million compared to $45.8 million in the fourth quarter of 2010, representing a 20% increase. Total sales for the fourth quarter of 2011 for our TechXtend segment were $19.1 million compared to $19.1 million in the fourth quarter of 2010.

Net sales for 2011 increased 21% or $43.4 million to $250.2 million compared to $206.7 million in 2010. Total sales for our Lifeboat segment in 2011 were $192.7 million compared to $149.2 million in 2010, representing a 29% increase. Total sales for the TechXtend segment in 2011 amounted to $57.4 million, compared to $57.6 million in 2010.

“The fourth quarter of 2011 was a great success for us,” said Simon F. Nynens, Chairman and Chief Executive Officer. “Our continued high growth rate shows that software publishers and our customers are very satisfied with our service model, as we continue to expand our offerings.”

The increase in net sales for the three month and full year periods ended December 31, 2011 compared to the same periods in 2010, was mainly a result of our continued focus on the expanding virtual infrastructure-centric business, the strengthening of our account penetration and the addition of several key product lines.

Gross Profit for the quarter ended December 31, 2011 was $7.1 million compared to $6.2 million for the fourth quarter of 2010, a 13% increase. Total gross profit for our Lifeboat segment was $5.0 million compared to $4.3 million in the fourth quarter of 2010, representing a 17% increase. This increase in gross profit was due to aggressive sales volume growth within our Lifeboat segment, as well as vendor rebates and discounts earned. Total gross profit for our TechXtend segment was $2.1 million compared to $1.9 million in the fourth quarter of 2010, representing a 6% increase. This increase was primarily due to the increased margins on equal fourth quarter sales. Vendor rebates and discounts for the quarter ended December 31, 2011 amounted to $0.8 million compared to $1.0 million for the fourth quarter of 2010.

Gross Profit for 2011 was $23.2 million compared to $20.0 million in 2010, a 16% increase. Total gross profit for our Lifeboat segment was $16.8 million compared to $13.7 million in 2010, representing a 23% increase.  Total gross profit for our TechXtend segment was $6.4 million compared to $6.3 million in 2010, representing a 2% increase. Vendor rebates and discounts for 2011 amounted to $2.9 million compared to $2.7 million for 2010.

Gross profit margin, as a percentage of net sales, for 2011 was 9.3% compared to 9.7% in 2010.

The increase in gross profit dollars and the decrease in gross profit margin as a percentage of net sales was primarily caused by the aggressive sales growth within our Lifeboat segment, continued pressure on discounts and rebates earned, competitive pricing pressure in both segments, and also in part by our having won several large bids based on aggressive pricing, which we plan to continue to do.

Total selling, general, and administrative (“SG&A”) expenses for the fourth quarter of 2011 were $4.0 million, compared to $3.8 million in the fourth quarter of 2010. This increase is mainly due to an increase in employee related expenses (salaries, commissions, bonus accruals and benefits) of $0.2 million.

On January 31, 2012, the Board of Directors declared a quarterly dividend of $.16 per share of its common stock payable February 17, 2012 to shareholders of record on February 7, 2012.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers such as Acronis, Astaro, CA Technologies, DataCore, Doyenz, Flexera Software, GFI, Hewlett Packard, Intel Software, Lenovo, Microsoft, Mindjet, Oracle, Quest Software, SolarWinds, StorageCraft Technology, TechSmith, Veeam, and VMware.

Additional information can be found by visiting www.waysidetechnology.com.

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

—Tables Follow —

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31, 2011	December 31, 2010
	(unaudited)
ASSETS

Current assets
Cash and cash equivalents	$9,202	$10,955
Marketable securities	5,375	4,528
Accounts receivable, net	47,066	42,486
Inventory - finished goods	1,240	1,164
Prepaid expenses and other current assets	1,997	1,250
Deferred income taxes	329	516
Total current assets	65,209	60,899

Equipment and leasehold improvements, net	458	545
Accounts receivable long-term	8,889	6,866
Other assets	54	37
Deferred income taxes	251	336

Total assets	$74,861	$68,683

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$45,796	$41,791
Current portion- capital lease obligation	76	75
Total current liabilities	45,872	41,866

Long term portion- capital lease obligation	55	138
Total liabilities	45,927	42,004

Commitments and contingencies

Stockholders’ equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued, and 4,679,878 and 4,770,241 shares outstanding, respectively	53	53
Additional paid-in capital	26,725	25,473
Treasury stock, at cost, 604,622 and 514,259 shares, respectively	(4,991)	(3,570)
Retained earnings	6,818	4,267
Accumulated other comprehensive income	329	456
Total stockholders’ equity	28,934	26,679
Total liabilities and stockholders’ equity	$74,861	$68,683

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Year ended		Three months ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Revenues
Lifeboat segment	$192,720	$149,151	$55,099	$45,814
TechXtend segment	57,449	57,579	19,119	19,122
Total Revenue	250,169	206,730	74,218	64,936

Cost of sales
Lifeboat segment	175,916	135,448	50,112	41,538
TechXtend segment	51,012	51,272	17,048	17,175
Total Cost of sales	226,928	186,720	67,160	58,713

Gross Profit	23,241	20,010	7,058	6,223

Operating expenses
Selling costs	7,774	6,867	2,179	2,010
Stock based compensation	1,059	1,187	235	295
Other general and administrative expenses	5,790	5,153	1,573	1,531
Total Selling, general and administrative expenses	14,623	13,207	3,987	3,836

Income from operations	8,618	6,803	3,071	2,387

Interest income, net	368	405	104	89
Realized foreign exchange gain (loss)	1	2	—	(1)
Income before income tax provision	8,987	7,210	3,175	2,475
Provision for income taxes	3,448	2,789	1,200	990

Net income	$5,539	$4,421	$1,975	$1,485

Net income per common share - Basic	$1.26	$1.01	$0.45	$0.34
Net income per common share - Diluted	$1.20	$0.98	$0.43	$0.33

Weighted average common shares outstanding - Basic	4,412	4,386	4,412	4,405
Weighted average common shares outstanding - Diluted	4,606	4,500	4,570	4,569